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                                                                    Exhibit 4.12
                       AMENDMENT NO. 5 TO RIGHTS AGREEMENT

         This Amendment No. 5, entered into as of the 23rd day of March, 2001, by and among SPHERION CORPORATION, a Delaware corporation (formerly known as Interim Services Inc.) (the "COMPANY") and BANK OF NEW YORK, a New York trust company ("BONY") amends that certain Rights Agreement, dated March 17, 1994, entered into by the Company and Boatmen's Trust Company (the "RIGHTS AGREEMENT").

                                    RECITALS

A. Pursuant to the Rights Agreement, the Company appointed Boatmen's Trust Company as the initial rights agent to act as agent for the Company and the holders of the Rights in accordance with the terms and conditions of the Rights Agreement.

B. The Company, Boatmen's Trust Company and Chase entered into that certain Amendment No. 1 to Rights Agreement dated June 26, 1996 whereby the Company removed Boatmen's as rights agent and appointed Chase as Successor Rights Agent in accordance with the terms and conditions of said Rights Agreement.

C. The Company and Chase entered into that certain Amendment No. 2 to Rights Agreement dated February 25, 1997, whereby certain additional provisions of the Rights Agreement were amended.

D. The Company and Chase entered into that certain Amendment No. 3 to Rights Agreement dated January 20, 1998, whereby the Company increased the Purchase Price as established in the Rights Agreement.

E. The Company, Chase and BONY entered into that certain Amendment No. 4 to Rights Agreement dated November 21, 2000, whereby the Company removed ChaseMellon Shareholder Services, L.L.C., a New York limited liability company ("CHASE") as rights agent and appointed BONY Successor Rights Agent in accordance with the terms and conditions of said Rights Agreement.

F. The Company now wishes to further amend the Rights Agreement, as provided herein.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:


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         (1) The Rights Agreement is hereby amended in its entirety as necessary or appropriate to reflect the Company's name change from Interim Services Inc.
to Spherion Corporation.

         (2) Section 13(a) of the Rights Agreement is hereby amended to cure any ambiguity by inserting the following sentence at the end of the paragraph:
"Neither this Section 13(a) nor any section in this Rights Agreement shall be implicated by the Company's sale of its securities in its wholly-owned subsidiary, Michael Page International plc (formerly known as Michael Page Group plc) in an initial public offering."

         (3) In all other respects, except as herein stated, the Rights Agreement, as previously amended, shall remain in full force and effect.

         (4) This Amendment No. 5 may be executed in counterparts, each of which shall constitute an original, and both of which shall together constitute but one and the same instrument. Capitalized terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement. The preamble and recitals hereto are hereby incorporated into this Amendment No. 5 and made a part hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to Rights Agreement to be duly executed, effective as of the date first above written.

SPHERION CORPORATION                                 BANK OF NEW YORK




By:  /s/ Lisa Iglesias                                By: /s/ John I. Sivertsen
     -----------------                                    ---------------------
Name: Lisa Iglesias                                   Name: John I. Sivertsen
Title: Vice President                                 Title: Vice President